Exhibit 99.1

Molina Healthcare to Acquire Medicaid and MIChild Assets of HealthPlus in the State of Michigan

LONG BEACH, Calif.--(BUSINESS WIRE)--May 15, 2015--Molina Healthcare, Inc. (NYSE: MOH) and HealthPlus of Michigan, Inc. jointly announced today that Molina Healthcare of Michigan, Inc., a wholly owned subsidiary of Molina Healthcare, Inc., has entered into a definitive agreement to acquire certain assets of the Medicaid and MIChild businesses of HealthPlus of Michigan and its subsidiary, HealthPlus Partners, Inc.

As a part of the transaction, Molina Healthcare of Michigan will assume HealthPlus Partners’ Medicaid contract and HealthPlus of Michigan’s MIChild contract, as well as certain provider agreements. HealthPlus Partners and HealthPlus of Michigan currently arrange for healthcare services for approximately 90,000 Medicaid and 6,000 MIChild patients.

“Medicaid has been a significant growth product for HealthPlus in recent years, especially with the Healthy Michigan expansion,” said Nancy Jenkins, president and CEO of HealthPlus of Michigan. “However, this strategic move will provide us the needed capital to maintain the HealthPlus brand as well as to strengthen and grow our Medicare and commercial lines of business. A key factor in our decision to enter into a transaction for our Medicaid and MIChild business with Molina Healthcare was Molina’s shared dedication to providing members with unparalleled customer service and high quality care through innovative care models.”

“Molina Healthcare of Michigan is excited about this opportunity to expand our health plan in the State of Michigan,” said Stephen Harris, president of Molina Healthcare of Michigan. “This agreement with HealthPlus further reinforces our commitment to the Medicaid and MIChild programs, the State and the local provider community. We look forward to a smooth transition and delivering on our commitment to provide quality care for our members.”

Molina Healthcare will fund the transaction with available cash on hand. Subject to regulatory approvals and the satisfaction of other closing conditions, the closing of the transaction is expected to occur during the third quarter of 2015.

About Molina Healthcare of Michigan, Inc.

Molina Healthcare of Michigan currently operates Medicaid and Medicare health plans with total membership of approximately 256,000 as of March 2015. Additionally, Molina Healthcare of Michigan is a certified Qualified Health Plan issuer on the Michigan Health Insurance Exchange in the non-group health insurance market in Wayne, Oakland and Macomb counties.

About Molina Healthcare, Inc.

Molina Healthcare, Inc., a FORTUNE 500 company, provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program. Molina’s licensed health plans in 11 states and the territory of Puerto Rico currently serve over 3 million members, and its subsidiary Molina Medicaid Solutions provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida. More information about Molina Healthcare is available at molinahealthcare.com.

About HealthPlus of Michigan, Inc.

HealthPlus of Michigan, Inc. is a health and wellness organization providing customized, nationally recognized health plans that meet the needs of large and small employers, families, and individuals through a variety of commercial and Medicare health plans. HealthPlus is proudly headquartered in Flint, Mich., and was formed in 1979 as a not-for-profit organization. The company serves approximately 6,000 MIChild members through its contract with the Michigan Department of Health and Human Services. More information about HealthPlus is available at healthplus.org.

About HealthPlus Partners, Inc.

HealthPlus Partners, Inc. is a wholly owned subsidiary of HealthPlus of Michigan. Through a direct contract with the Michigan Department of Community Health, HealthPlus Partners serves approximately 90,000 Medicaid members in Bay, Genesee, Lapeer, Saginaw, Shiawassee and Tuscola counties.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” regarding the proposed transaction among HealthPlus of Michigan, Inc., HealthPlus Partners, Inc. and Molina Healthcare of Michigan, Inc. All forward-looking statements are based on current expectations that are subject to numerous risk factors that could cause actual results to differ materially. Such risk factors include, without limitation, risks related to: the satisfaction or waiver of closing conditions for the transaction, successfully transitioning and integrating HealthPlus’ members into Molina’s Michigan health plan, attrition in membership pending the completion of and following the transition, maintaining provider relations, accurately estimating incurred but not reported medical costs with respect to this new population, and the possibility that the transaction will not be completed on a timely basis or at all. Additional information regarding the risk factors to which Molina Healthcare is subject is provided in greater detail in its periodic reports and filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of Molina Healthcare’s website or on the SEC’s website at www.sec.gov. Given these risks and uncertainties, Molina Healthcare can give no assurances that its forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and Molina Healthcare cautions investors not to place undue reliance on these statements. All forward-looking statements in this release represent Molina Healthcare’s judgment as of the date hereof, and Molina Healthcare disclaims any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations that occur after the date of this release.

CONTACT:
Molina Healthcare, Inc.
Juan José Orellana, 562-435-3666
Investor Relations
or
Leigh Woodward, 562-233-4532
Public Relations
or
HealthPlus
Kathy Bilitzke, 810-600-8045
kbilitzke@healthplus.org